EXHIBIT 21.1

TALON INTERNATIONAL, INC.

Subsidiaries

Name	Jurisdiction of Organization
Tag-It Pacific Limited	Hong Kong
Tag-It, Inc.	California
Tag-It Pacific (HK) Ltd	British Virgin Islands
Tagit de Mexico, S.A. de C.V.	Mexico
Talon Technologies, Inc...	California
Talon Zipper (Shenzhen) Company Ltd...	China
Talon International Pvt. Ltd.	India
A.G.S. Holdings, Inc.	Delaware
A.G.S. Holdings LLC	Delaware
Tag It Pacific LLC	Delaware
PT Talon Indonesia.	Indonesia
Tag It Brands, Inc.	California
Talon Dominicana S.A.	Dominican Republic